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Exhibit (i)

September 23, 2011

Cortina Funds, Inc.

825 North Jefferson Street, Suite 400

Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Pre-Effective Amendment to the Registration Statement on Form N-1A (Registration Nos. 333-115299; 811-21580) (the “Registration Statement”) relating to the sale by you of an indefinite number of Institutional Class shares (the “Shares”) of beneficial interest, $.01 par value, of the Cortina Small Cap Growth Fund and the Cortina Small Cap Value Fund (the “Funds”), each a series of Cortina Funds, Inc. (the “Corporation”), in the manner set forth in the Registration Statement (and the Prospectus of the Funds included therein).

We have examined:  (a) the Registration Statement (and the Prospectus of the Funds included therein); (b) the Corporation’s Amended and Restated Articles of Incorporation and Bylaws; (c) certain resolutions of the Corporation’s Board of Directors; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY & APPLETON, WI; AND WASHINGTON, DC
GODFREY & KAHN IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.